Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Centene Corporation:

We consent to the use of our reports dated February 21, 2014, with respect to the consolidated balance sheets of Centene Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP
St. Louis, Missouri
July 30, 2014